UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2009

Federal Home Loan Bank of Dallas
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51405	71-6013989
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8500 Freeport Parkway South, Suite 600, Irving, Texas		75063-2547
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-441-8500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2009, the Federal Home Loan Bank of Dallas (the "Bank") completed its director election process for both member and independent directorships that will commence on January 1, 2010. Four member directors and three independent directors were elected to serve on the Bank’s Board of Directors. This process took place in accordance with the rules governing the election of Federal Home Loan Bank directors as specified in the Federal Home Loan Bank Act of 1932, as amended, and the related regulations of the Federal Housing Finance Agency. A description of the Bank’s director election process is contained in the Bank’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2009 (the "2008 10-K").

Two new member directors, Julie A. Cripe and Robert M. Rigby, were elected to represent the state of Texas. Ms. Cripe serves as a board member, President and Chief Executive Officer of OMNIBANK, N.A. in Houston, Texas. Mr. Rigby serves as Market President of Liberty Bank in North Richland Hills, Texas. Ms. Cripe will serve a four-year term and Mr. Rigby will serve a two-year term. In addition, John P. Salazar was elected as a new independent director to serve a two-year term. Mr. Salazar is an attorney with the law firm of Rodey, Dickason, Sloan, Akin & Robb, P.A. in Albuquerque, New Mexico. The committees of the Bank’s Board of Directors to which Ms. Cripe and Messrs. Rigby and Salazar will be named have not been determined at the time of filing this report.

Charles G. Morgan, Jr. and Anthony S. Sciortino were re-elected to serve four-year terms as member directors, representing the states of Arkansas and Louisiana, respectively. Mr. Morgan serves as a board member, President and Chief Executive Officer of Pine Bluff National Bank in Pine Bluff, Arkansas and has served as a director of the Bank since 2004. Mr. Morgan currently serves on the Board of Directors’ Executive Committee, Strategic Planning Committee (for which he serves as Chairman), and Audit Committee. Mr. Sciortino serves as Chairman, President and Chief Executive Officer of State-Investors Bank in Metairie, Louisiana and has served as a director of the Bank since 2003. Currently, Mr. Sciortino serves on the Board of Directors’ Executive Committee, Government Relations Committee (for which he serves as Chairman), and Compensation and Human Resources Committee.

Finally, C. Kent Conine and James W. Pate, II were re-elected to serve four-year terms as independent public interest directors. Mr. Conine serves as President of Conine Residential Group in Dallas, Texas. Mr. Conine currently serves on the Board of Directors’ Affordable Housing and Economic Development Committee (for which he serves as Vice Chairman) and Government Relations Committee. Mr. Pate serves as Executive Director of the New Orleans Area Habitat for Humanity. Currently, Mr. Pate serves on the Board of Directors’ Compensation and Human Resources Committee and Affordable Housing and Economic Development Committee. Messrs. Conine and Pate have served as independent (formerly appointive) directors since April 10, 2007.

At the time of filing this report, it has not been determined whether Messrs. Morgan, Sciortino, Conine or Pate will continue to serve on the same committees in 2010.

For a description of the Bank’s director compensation, please refer to Item 11 of the Bank’s 2008 10-K.

Since January 1, 2008, the Bank has not engaged in any transactions with any of the above-named persons or any members of their immediate families that require disclosure under applicable rules and regulations. There are no arrangements or understandings between any of the elected directors named above and any other persons pursuant to which that director was selected.

As a cooperative, the Bank’s products and services are provided almost exclusively to its members. In the ordinary course of business, transactions between the Bank and its members are carried out on terms which either are determined by competitive bidding in the case of auctions for Bank advances and deposits or are established by the Bank, including pricing and collateralization terms, under its Member Products and Credit Policy, which treats all similarly situated members on a non-discriminatory basis. The Bank provides, in the ordinary course of its business, products and services to members whose officers or directors serve (or have been elected to serve) as member directors of the Bank. The Bank’s products and services are provided to such members on terms that are no more favorable to them than comparable transactions with other similarly situated members of the Bank whose officers or directors do not serve as member directors of the Bank.

The terms of directors Tyson T. Abston, H. Gary Blankenship and Willard L. Jackson, Jr. will expire on December 31, 2009. Messrs. Abston and Blankenship have served as member directors representing the state of Texas since January 1, 2007. Mr. Jackson has served as an independent (formerly appointive) director since April 10, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas

October 26, 2009	By:	/s/ Tom Lewis

Name: Tom Lewis
Title: Senior Vice President and Chief Accounting Officer